Exhibit 99.1
Caterpillar Inc.
2Q 2016 Earnings Release

July 26, 2016

FOR IMMEDIATE RELEASE

Caterpillar Reports Second-Quarter 2016 Results
Second Quarter Better Than Expected / Revised Full-year Outlook
In Line With Wall Street Estimates

	Second Quarter

($ in billions except profit per share)	2015	2016
Sales and Revenues	$12.317	$10.342
Profit Per Share	$1.31	$0.93
Profit Per Share (Excluding Restructuring Costs)	$1.40	$1.09

PEORIA, Ill. - Caterpillar Inc. (NYSE: CAT) today announced profit per share of $0.93 for the second quarter of 2016, a decrease from $1.31 per share in the second quarter of 2015. Excluding restructuring costs, profit per share was $1.09, down from $1.40 per share in the second quarter of 2015. Second-quarter 2016 sales and revenues were $10.3 billion, down from $12.3 billion, or 16 percent, in the second quarter of 2015.
“I’m pleased with our financial performance and focus on our long-term strategy given the difficult economic and industry environment we’re facing. Our goal when sales decrease is to lower costs so the decline in operating profit is no more than 25 to 30 percent of the decline in sales and revenues. For the quarter, our decremental operating profit pull through was better than our target range. Together with our dealers, we’re having success managing through the downturn in industries like mining and oil and gas, and in sluggish economic conditions in much of the developing world. In what is likely to be our fourth down year for sales and revenues, we’re proud of what we’re accomplishing - our machine market position has increased, including in China, product quality continues to be at high levels, and the safety in our facilities is world class,” said Caterpillar Chairman and Chief Executive Officer Doug Oberhelman.
2016 Outlook
World economic growth remains subdued and is not sufficient to drive improvement in most of the industries and markets we serve. Commodity prices appear to have stabilized, but at low levels. Global uncertainty continues, and the recent Brexit outcome and the turmoil in Turkey add to risks, especially in Europe.
The outlook for 2016 that we provided with our first-quarter financial results in April expected sales and revenues in a range of $40 to $42 billion. At the midpoint of that range, profit was expected to be $3.00 per share, or $3.70 per share excluding restructuring costs. Over the past quarter, economic risks have persisted and, as a result, our current expectations for 2016 sales and revenues are closer to the bottom end of that outlook range.

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Restructuring costs in 2016, which were expected to be about $550 million, are now forecast to be about $700 million, or about $0.80 per share. Additional workforce reductions expected in the second half of 2016 are the primary reason for the increase in restructuring costs. Sales and revenues for 2016 are expected to be in a range of $40.0 to $40.5 billion, and the profit outlook at the midpoint of the sales and revenues range is about $2.75 per share, or about $3.55 per share excluding restructuring costs. Our revised outlook for both sales and revenues and profit per share excluding restructuring costs is in line with the Thompson First Call analyst consensus.
“Despite a solid second quarter, we’re cautious as we enter the second half of the year. We’re not expecting an upturn in important industries like mining, oil and gas and rail to happen this year. We’re continuing significant restructuring plans, which are designed to bring our cost structure more in line with demand while maintaining our capability to quickly serve our customers when our business recovers. Once it does recover, we expect substantial incremental profit improvement, realizing the benefits of the tough actions we’re implementing now coupled with our ongoing investments in products and digital capabilities. Amidst these very challenging market conditions, our balance sheet remains strong, and our employees are delivering better performance on everything from safety, quality and cost management to machine market position. I’m inspired by our people as they’re the primary reason we’re weathering this downturn as successfully as we are,” said Oberhelman.
Highlights

•	Second-quarter sales and revenues and profit were better than expected

•	Cost reduction efforts are paying off with second-quarter decremental operating profit pull through better than the target range

•	Mining, oil and gas, and rail industries remain challenged

•	Revised outlook for 2016 is in line with analyst estimates

•	Strong balance sheet - Maintained $0.77 per share dividend (announced June 8, 2016)

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Notes:

•	Glossary of terms is included on pages 16-17; first occurrence of terms shown in bold italics.

•	Information on non-GAAP financial measures is included on page 18.

•
Caterpillar will conduct a teleconference and live webcast, with a slide presentation, beginning at 10 a.m. Central Time on Tuesday, July 26, 2016, to discuss its 2016 second-quarter results. The slides accompanying the webcast will be available before the webcast on the Caterpillar website at http://www.caterpillar.com/investors/events-and-presentations.

About Caterpillar:
For 90 years, Caterpillar Inc. has been making sustainable progress possible and driving positive change on every continent. Customers turn to Caterpillar to help them develop infrastructure, energy and natural resource assets. With 2015 sales and revenues of $47.011 billion, Caterpillar is the world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives. The company principally operates through its three product segments - Construction Industries, Resource Industries and Energy & Transportation - and also provides financing and related services through its Financial Products segment. For more information, visit caterpillar.com. To connect with us on social media, visit caterpillar.com/social-media.

Caterpillar contact: Rachel Potts, 309-675-6892 (Office), 309-573-3444 (Mobile) or Potts_Rachel_A@cat.com

Forward-Looking Statements

Certain statements in this press release relate to future events and expectations and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “estimate,” “will be,” “will,” “would,” “expect,” “anticipate,” “plan,” “project,” “intend,” “could,” “should” or other similar words or expressions often identify forward-looking statements. All statements other than statements of historical fact are forward-looking statements, including, without limitation, statements regarding our outlook, projections, forecasts or trend descriptions. These statements do not guarantee future performance, and we do not undertake to update our forward-looking statements.

Caterpillar’s actual results may differ materially from those described or implied in our forward-looking statements based on a number of factors, including, but not limited to: (i) global and regional economic conditions and economic conditions in the industries we serve; (ii) government monetary or fiscal policies and infrastructure spending; (iii) commodity price changes, component price increases, fluctuations in demand for our products or significant shortages of component products; (iv) disruptions or volatility in global financial markets limiting our sources of liquidity or the liquidity of our customers, dealers and suppliers; (v) political and economic risks, commercial instability and events beyond our control in the countries in which we operate; (vi) failure to maintain our credit ratings and potential resulting increases to our cost of borrowing and adverse effects on our cost of funds, liquidity, competitive position and access to capital markets; (vii) our Financial Products segment’s risks associated with the financial services industry; (viii) changes in interest rates or market liquidity conditions; (ix) an increase in delinquencies, repossessions or net losses of Cat Financial’s customers; (x) new regulations or changes in financial services regulations; (xi) a failure to realize, or a delay in realizing, all of the anticipated benefits of our acquisitions, joint ventures or divestitures; (xii) international trade policies and their impact on demand for our products and our competitive position; (xiii) our ability to develop, produce and market quality products that meet our customers’ needs; (xiv) the impact of the highly competitive environment in which we operate on our sales and pricing; (xv) failure to realize all of the anticipated benefits from initiatives to increase our productivity, efficiency and cash flow and to reduce costs; (xvi) additional restructuring costs or a failure to realize anticipated savings or benefits from past or future cost reduction actions; (xvii) inventory management decisions and sourcing practices of our dealers and our OEM customers; (xviii) compliance with environmental laws and regulations; (xix) alleged or actual violations of trade or anti-corruption laws and regulations; (xx) additional tax expense or exposure; (xxi) currency fluctuations; (xxii) our or Cat Financial’s compliance with financial covenants; (xxiii) increased pension plan funding obligations; (xxiv) union disputes or other employee relations issues; (xxv) significant legal proceedings, claims, lawsuits or government investigations; (xxvi) changes in accounting standards; (xxvii) failure or breach of IT security; (xxviii) adverse effects of unexpected events including natural disasters; and (xxix) other factors described in more detail under “Item 1A. Risk Factors” in our Form 10-K filed with the SEC on February 16, 2016 for the year ended December 31, 2015.

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CONSOLIDATED RESULTS

Consolidated Sales and Revenues
The chart above graphically illustrates reasons for the change in Consolidated Sales and Revenues between the second quarter of 2015 (at left) and the second quarter of 2016 (at right). Items favorably impacting sales and revenues appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting sales and revenues appear as downward stair steps with dollar amounts reflected in parentheses above each bar. Caterpillar management utilizes these charts internally to visually communicate with the company’s Board of Directors and employees.

Sales and Revenues
Total sales and revenues were $10.342 billion in the second quarter of 2016, a decline of $1.975 billion, or 16 percent, compared with $12.317 billion in the second quarter of 2015. The decrease was primarily due to lower sales volume resulting from continued weak commodity prices globally and economic weakness in developing countries. While sales for both new equipment and aftermarket parts declined in all segments, most of the decrease was for new equipment. Unfavorable price realization also contributed to the decline.
Sales declined in all regions. In North America, sales decreased 16 percent primarily due to lower end-user demand for construction, continuing declines in mining and the impact of low oil prices. In EAME, sales declined 15 percent primarily in Africa/Middle East due to weak economic conditions resulting from low oil and other commodity prices and an uncertain political environment. Sales decreased 31 percent in Latin America primarily due to continued widespread economic weakness across the region. The most significant decreases were in Brazil and Mexico. Asia/Pacific sales declined 13 percent primarily due to lower end-user demand for Energy & Transportation applications.
Sales decreased in all segments. Energy & Transportation’s sales declined 20 percent largely due to lower end-user demand for oil and gas and transportation applications. Resource Industries’ sales declined 29 percent mostly due to continued low end-user demand. Construction Industries’ sales decreased 8 percent primarily due to unfavorable price realization and lower demand from end users. Financial Products’ segment revenues were down 3 percent primarily due to lower average earning assets.

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Consolidated Operating Profit
The chart above graphically illustrates reasons for the change in Consolidated Operating Profit (Loss) between the second quarter of 2015 (at left) and the second quarter of 2016 (at right). Items favorably impacting operating profit appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting operating profit appear as downward stair steps with dollar amounts reflected in parentheses above each bar. Caterpillar management utilizes these charts internally to visually communicate with the company’s Board of Directors and employees. The bar entitled Other includes consolidating adjustments and Machinery, Energy & Transportation other operating (income) expenses.

Operating profit for the second quarter of 2016 was $785 million, compared with $1.333 billion in the second quarter of 2015. The decrease of $548 million was primarily due to lower sales volume, including an unfavorable mix of products. In addition, price realization and restructuring costs were unfavorable. The unfavorable price realization resulted from competitive market conditions and an unfavorable geographic mix of sales. These items were partially offset by significantly lower costs.
Period costs were lower primarily due to substantial restructuring activities and other cost reduction actions over the past year and lower short-term incentive compensation expense. The reductions primarily impacted period manufacturing costs and selling, general and administrative expenses (SG&A).
More than half of the improvement in variable manufacturing costs was from lower material costs. In addition, both cost absorption and freight costs were favorable. The impact of cost absorption was due to a more significant inventory decrease in the second quarter of 2015, compared to the second quarter of 2016.
Restructuring costs of $139 million in the second quarter of 2016 were related to several restructuring programs across the company. In the second quarter of 2015, restructuring costs were $86 million.
Other Profit/Loss Items

▪
Other income/expense in the second quarter of 2016 was income of $84 million, compared with expense of $72 million in the second quarter of 2015. The favorable change was primarily due to the net impact from currency translation and hedging gains and losses and a gain on the sale of securities in the second quarter of 2016. The favorable impact from currency translation and hedging was primarily due to the absence of net losses during the second quarter of 2015.

▪
The provision for income taxes in the second quarter reflects an estimated annual tax rate of 25 percent, compared to 29.5 percent for the second quarter of 2015 and 25.5 percent for the full-year 2015 excluding discrete items. The full-

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year rate for 2015 of 25.5 percent was lower than the second-quarter 2015 rate primarily due to changes in the geographic mix of profits from a tax perspective, along with the impact of the permanent renewal of the U.S. research and development tax credit in the fourth quarter.

Global Workforce
Caterpillar worldwide, full-time employment was about 100,000 at the end of the second quarter of 2016, compared with about 111,200 at the end of the second quarter of 2015, a decrease of about 11,200 full-time employees. The flexible workforce decreased by about 2,700 for a total decrease in the global workforce of about 13,900. The decrease was primarily the result of restructuring programs and lower production volumes.

	June 30
	2016	2015	Increase / (Decrease)
Full-time employment	100,000	111,200	(11,200)
Flexible workforce	12,900	15,600	(2,700)
Total	112,900	126,800	(13,900)

Geographic summary of change
U.S. workforce			(7,500)
Non-U.S. workforce			(6,400)
Total			(13,900)

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SEGMENT RESULTS

Sales and Revenues by Geographic Region

(Millions of dollars)	Total	% Change	North America	% Change	Latin America	% Change	EAME	% Change	Asia/ Pacific	% Change
Second Quarter 2016
Construction Industries [1]	$4,426	(8)%	$2,247	(13)%	$277	(32)%	$1,010	—%	$892	12%
Resource Industries [2]	1,457	(29)%	539	(36)%	258	(21)%	317	(25)%	343	(24)%
Energy & Transportation [3]	3,750	(20)%	1,809	(11)%	277	(38)%	1,062	(22)%	602	(30)%
All Other Segments [4]	41	(25)%	14	(30)%	2	(67)%	9	(25)%	16	(6)%
Corporate Items and Eliminations	(29)	—	(25)		—		(2)		(2)
Machinery, Energy & Transportation	$9,645	(17)%	$4,584	(16)%	$814	(31)%	$2,396	(15)%	$1,851	(13)%

Financial Products Segment	$759	(3)%	$473	4%	$82	(22)%	$103	2%	$101	(18)%
Corporate Items and Eliminations	(62)		(34)		(12)		(5)		(11)
Financial Products Revenues	$697	(5)%	$439	2%	$70	(26)%	$98	3%	$90	(20)%

Consolidated Sales and Revenues	$10,342	(16)%	$5,023	(15)%	$884	(31)%	$2,494	(14)%	$1,941	(13)%

Second Quarter 2015
Construction Industries [1]	$4,803		$2,586		$408		$1,013		$796
Resource Industries [2]	2,048		846		328		424		450
Energy & Transportation [3]	4,708		2,034		444		1,364		866
All Other Segments [4]	55		20		6		12		17
Corporate Items and Eliminations	(31)		(30)		1		(2)		—
Machinery, Energy & Transportation	$11,583		$5,456		$1,187		$2,811		$2,129

Financial Products Segment	$785		$456		$105		$101		$123
Corporate Items and Eliminations	(51)		(25)		(10)		(6)		(10)
Financial Products Revenues	$734		$431		$95		$95		$113

Consolidated Sales and Revenues	$12,317		$5,887		$1,282		$2,906		$2,242

1 Does not include inter-segment sales of $12 million and $26 million in second quarter 2016 and 2015, respectively.
2 Does not include inter-segment sales of $57 million and $75 million in second quarter 2016 and 2015, respectively.
3 Does not include inter-segment sales of $658 million and $766 million in second quarter 2016 and 2015, respectively.
4 Does not include inter-segment sales of $101 million and $100 million in second quarter 2016 and 2015, respectively.

Sales and Revenues by Segment

(Millions of dollars)	Second Quarter 2015	Sales Volume	Price Realization	Currency	Other	Second Quarter 2016	$ Change	% Change

Construction Industries	$4,803	$(184)	$(203)	$10	$—	$4,426	$(377)	(8)%
Resource Industries	2,048	(562)	(26)	(3)	—	1,457	(591)	(29)%
Energy & Transportation	4,708	(951)	(4)	(3)	—	3,750	(958)	(20)%
All Other Segments	55	(14)	—	—	—	41	(14)	(25)%
Corporate Items and Eliminations	(31)	4	—	(2)	—	(29)	2
Machinery, Energy & Transportation	$11,583	$(1,707)	$(233)	$2	$—	$9,645	$(1,938)	(17)%

Financial Products Segment	785	—	—	—	(26)	759	(26)	(3)%
Corporate Items and Eliminations	(51)	—	—	—	(11)	(62)	(11)
Financial Products Revenues	$734	$—	$—	$—	$(37)	$697	$(37)	(5)%

Consolidated Sales and Revenues	$12,317	$(1,707)	$(233)	$2	$(37)	$10,342	$(1,975)	(16)%

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Operating Profit (Loss) by Segment

(Millions of dollars)	Second Quarter 2016	Second Quarter 2015	$ Change	% Change
Construction Industries	$550	$588	$(38)	(6)%
Resource Industries	(163)	27	(190)	(704)%
Energy & Transportation	602	942	(340)	(36)%
All Other Segments	(14)	(18)	4	22%
Corporate Items and Eliminations	(297)	(322)	25
Machinery, Energy & Transportation	$678	$1,217	$(539)	(44)%
Financial Products Segment	202	184	18	10%
Corporate Items and Eliminations	(31)	(1)	(30)
Financial Products	$171	$183	$(12)	(7)%
Consolidating Adjustments	(64)	(67)	3
Consolidated Operating Profit (Loss)	$785	$1,333	$(548)	(41)%

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CONSTRUCTION INDUSTRIES

(Millions of dollars)
Sales Comparison
	Second Quarter 2015	Sales Volume	Price Realization	Currency	Second Quarter 2016	$ Change	% Change
Sales Comparison [1]	$4,803	($184)	($203)	$10	$4,426	($377)	(8)%

Sales by Geographic Region
	Second Quarter 2016	Second Quarter 2015	$ Change	% Change
North America	$2,247	$2,586	($339)	(13)%
Latin America	277	408	(131)	(32)%
EAME	1,010	1,013	(3)	—%
Asia/Pacific	892	796	96	12%
Total [1]	$4,426	$4,803	($377)	(8)%

Operating Profit
	Second Quarter 2016	Second Quarter 2015	$ Change	% Change
Operating Profit	$550	$588	($38)	(6)%

1 Does not include inter-segment sales of $12 million and $26 million in second quarter 2016 and 2015, respectively.

Construction Industries’ sales were $4.426 billion in the second quarter of 2016, a decrease of $377 million, or 8 percent, from the second quarter of 2015. The decrease in sales was due to unfavorable price realization and lower volume. While sales declined for both new equipment and aftermarket parts, most of the decrease was for new equipment.

▪	Unfavorable price realization resulted from competitive market conditions globally and an unfavorable geographic mix of sales.

▪	Sales volume declined primarily due to lower end-user demand.
Sales decreased in North America and Latin America while slightly increasing in Asia/Pacific. Sales in EAME were flat.

▪
In North America, the sales decline was primarily due to lower end-user demand. Although residential and nonresidential construction activity is improving, we believe declines in activity related to oil and gas have resulted in the availability of existing equipment to support the increased demand. The decline was also due to unfavorable price realization and the unfavorable impact of dealers decreasing inventories in the second quarter of 2016, compared to flat inventories in the second quarter of 2015.

▪	In Latin America, end-user demand was down across the region, with the most significant declines in Brazil due to the continued recession.

▪	Sales in Asia/Pacific were higher as a result of the favorable impact of changes in dealer inventories, which were about flat in the second quarter of 2016 and decreased in the second quarter of 2015.

▪
Sales in EAME were flat. Price realization was unfavorable, and sales declined in oil-producing economies and in South Africa. Price realization was unfavorable due to competitive market conditions, and the sales decline in South Africa was a result of continued weak economic conditions. These unfavorable items were about offset by sales increases in several European countries, reflecting modest improvements in economic conditions.

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Construction Industries’ profit was $550 million in the second quarter of 2016, compared with $588 million in the second quarter of 2015. The decrease in profit was primarily due to unfavorable price realization and lower sales volume, including an unfavorable mix of products. The decline was largely offset by favorable costs, primarily due to restructuring and cost reduction actions, lower material costs, favorable cost absorption and improved freight costs. The favorable cost absorption was a result of inventory decreasing more in the second quarter of 2015 than in the second quarter of 2016.
RESOURCE INDUSTRIES

(Millions of dollars)
Sales Comparison
	Second Quarter 2015	Sales Volume	Price Realization	Currency	Second Quarter 2016	$ Change	% Change
Sales Comparison [1]	$2,048	($562)	($26)	($3)	$1,457	($591)	(29)%

Sales by Geographic Region
	Second Quarter 2016	Second Quarter 2015	$ Change	% Change
North America	$539	$846	($307)	(36)%
Latin America	258	328	(70)	(21)%
EAME	317	424	(107)	(25)%
Asia/Pacific	343	450	(107)	(24)%
Total [1]	$1,457	$2,048	($591)	(29)%

Operating Profit (Loss)
	Second Quarter 2016	Second Quarter 2015	$ Change	% Change
Operating Profit (Loss)	($163)	$27	($190)	(704)%

1 Does not include inter-segment sales of $57 million and $75 million in second quarter 2016 and 2015, respectively.

Resource Industries’ sales were $1.457 billion in the second quarter of 2016, a decrease of $591 million, or 29 percent, from the second quarter of 2015. The decline was primarily due to lower sales volume. While sales were lower for both new equipment and aftermarket parts, most of the decrease was for new equipment.
The sales decrease was primarily due to lower end-user demand across all regions. While commodity prices have improved from their recent lows, it is not clear at this time if the current prices are sufficient to drive increased demand for equipment. Mining customers continued to focus on improving productivity in existing mines and reducing their total capital expenditures, as they have for several years. As a result, sales and new orders in Resource Industries continue to be weak.
Resource Industries incurred a loss of $163 million in the second quarter of 2016, compared with a profit of $27 million in the second quarter of 2015. The unfavorable change was due to a decrease in sales volume, partially offset by lower period costs due to restructuring and cost reduction actions and favorable material costs.

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ENERGY & TRANSPORTATION

(Millions of dollars)
Sales Comparison
	Second Quarter 2015	Sales Volume	Price Realization	Currency	Second Quarter 2016	$ Change	% Change
Sales Comparison [1]	$4,708	($951)	($4)	($3)	$3,750	($958)	(20)%

Sales by Geographic Region
	Second Quarter 2016	Second Quarter 2015	$ Change	% Change
North America	$1,809	$2,034	($225)	(11)%
Latin America	277	444	(167)	(38)%
EAME	1,062	1,364	(302)	(22)%
Asia/Pacific	602	866	(264)	(30)%
Total [1]	$3,750	$4,708	($958)	(20)%

Operating Profit
	Second Quarter 2016	Second Quarter 2015	$ Change	% Change
Operating Profit	$602	$942	($340)	(36)%

1 Does not include inter-segment sales of $658 million and $766 million in second quarter 2016 and 2015, respectively.

Energy & Transportation’s sales were $3.750 billion in the second quarter of 2016, a decrease of $958 million, or 20 percent, from the second quarter of 2015. The decrease was primarily the result of lower sales volume. Sales decreased in all applications with nearly 80 percent of the decline in oil and gas and transportation.

▪
Oil and Gas - Sales continued to decrease in much of the world due to low oil prices.  The sales decline was most significant in EAME and Asia/Pacific, primarily due to lower demand for equipment used for gas compression, production and drilling applications.  The decline in sales in North America was mostly due to lower end-user demand for reciprocating engines used in gas compression applications.

▪
Transportation - Sales decreased in all geographic regions. The most significant decline was in Asia/Pacific primarily due to lower demand for equipment used in marine applications. The decrease in North America was due to discontinued production of on-highway vocational trucks. Weakness continued in the rail industry across all regions and was the most significant reason for the sales declines in EAME and Latin America. Sales into the rail industry in North America were about flat.

▪
Power Generation - Sales decreased in EAME, Asia/Pacific and North America and were about flat in Latin America. The decline in EAME was a result of competitive price pressures, as well as continued weakness in the Middle East with low oil prices limiting investments. The decline in Asia/Pacific and North America was due to the absence of several large projects.

▪	Industrial - Sales were lower primarily in North America and Latin America for most industrial applications due to lower end-user demand.
Energy & Transportation’s profit was $602 million in the second quarter of 2016, compared with $942 million in the second quarter of 2015. The decline was due to lower sales volume, including an unfavorable mix of products, partially offset by lower costs primarily due to a decrease in short-term incentive compensation expense, the impact of restructuring and cost reduction actions, as well as favorable material costs.

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FINANCIAL PRODUCTS SEGMENT

(Millions of dollars)
Revenues by Geographic Region
	Second Quarter 2016	Second Quarter 2015	$ Change	% Change
North America	$473	$456	$17	4%
Latin America	82	105	(23)	(22)%
EAME	103	101	2	2%
Asia/Pacific	101	123	(22)	(18)%
Total	$759	$785	($26)	(3)%

Operating Profit
	Second Quarter 2016	Second Quarter 2015	$ Change	% Change
Operating Profit	$202	$184	$18	10%

Financial Products’ revenues were $759 million in the second quarter of 2016, a decrease of $26 million, or 3 percent, from the second quarter of 2015. The decline was primarily due to lower average earning assets in Asia/Pacific and Latin America, partially offset by higher average earning assets in North America.
Financial Products’ profit was $202 million in the second quarter of 2016, compared with $184 million in the second quarter of 2015. The improvement was primarily due to a $30 million increase in gains on sales of securities at Insurance Services and a $13 million decrease in SG&A expenses. These favorable impacts were partially offset by an $11 million unfavorable impact from the sale of returned or repossessed equipment primarily driven by the absence of gains in second quarter of 2015.
At the end of the second quarter of 2016, past dues at Cat Financial were 2.93 percent, compared with 2.97 percent at the end of the second quarter of 2015. Write-offs, net of recoveries, were $33 million for the second quarter of 2016, compared with $38 million for the second quarter of 2015.
As of June 30, 2016, Cat Financial's allowance for credit losses totaled $346 million, or 1.25 percent of net finance receivables, compared with $405 million, or 1.42 percent of net finance receivables at June 30, 2015. The allowance for credit losses at year-end 2015 was $338 million, or 1.22 percent of net finance receivables.
Corporate Items and Eliminations
Expense for corporate items and eliminations was $328 million in the second quarter of 2016, an increase of $5 million from the second quarter of 2015. Corporate items and eliminations include: corporate-level expenses; restructuring costs; timing differences, as some expenses are reported in segment profit on a cash basis; retirement benefit costs other than service cost; currency differences for ME&T, as segment profit is reported using annual fixed exchange rates; cost of sales methodology differences, as segments use a current cost methodology; and inter-segment eliminations.
The increase in expense from the second quarter of 2015 was primarily due to an increase in restructuring costs and methodology differences, largely offset by timing differences and lower corporate costs.

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2016 OUTLOOK
World economic growth remains subdued and is not sufficient to drive improvement in most of the industries and markets we serve. Commodity prices appear to have stabilized, but at low levels. Global uncertainty continues, and the recent Brexit outcome and the turmoil in Turkey add to risks, especially in Europe.
The outlook for 2016 that we provided with our first-quarter financial results in April expected sales and revenues in a range of $40 to $42 billion. At the midpoint of that range, profit was expected to be $3.00 per share, or $3.70 per share excluding restructuring costs. Over the past quarter, economic risks have persisted and, as a result, our current expectations for 2016 sales and revenues are closer to the bottom end of that outlook range.
Restructuring costs in 2016, which were expected to be about $550 million, are now forecast to be about $700 million, or about $0.80 per share. Additional workforce reductions expected in the second half of 2016 are the primary reason for the increase in restructuring costs. Sales and revenues for 2016 are expected to be in a range of $40.0 to $40.5 billion, and the profit outlook at the midpoint of the sales and revenues range is about $2.75 per share, or about $3.55 per share excluding restructuring costs. Our revised outlook for both sales and revenues and profit per share excluding restructuring costs is in line with the Thompson First Call analyst consensus.

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QUESTIONS AND ANSWERS

Q1:	What caused the price deterioration in the second quarter, especially in Construction Industries? What do you expect for the balance of the year?

A:
We continue to see competitive pressure that started in the last half of 2015 driven by excess industry capacity, unfavorable currency pressure and an overall weak economic environment. We expect the current competitive pressure to continue for the remainder of 2016, although we expect our year-over-year comparison for price realization in the second half of the year will be better than the first half.

Q2:	Oil prices have improved from the beginning of 2016 and have stabilized. How does this affect your thinking about shipments of reciprocating engines and turbines for 2016?

A:
While oil prices have improved since the beginning of 2016, it is not clear at this time that the current price level is sufficient to drive increased demand. We have seen minimal change in the continued low drill rig counts and little improvement in our customers' fleet utilization rates. We continue to monitor a number of factors in addition to oil prices that shape our outlook, including recent order rates, quotation activity, current backlog, trends in retail statistics and discussions with our customers. Based on all of these factors, we do not see the current price driving significant increase in demand for our products in 2016.

Q3:	Can you discuss changes in dealer inventories during 2016?

A:
Changes in dealer inventories had little impact on sales from the second quarter of 2015 to the second quarter of 2016. Dealer machine and engine inventories decreased about $400 million in the second quarter of 2016 and about $300 million in the second quarter of 2015.

During the first six months of 2016, dealer machine and engine inventories decreased about $100 million. We expect dealers will reduce inventories during the remainder of 2016, resulting in lower year-end inventories in 2016, compared to 2015.

Q4:	Can you comment on your order backlog?
A: At the end of the second quarter of 2016, the order backlog was $11.8 billion. This represents about a $1.3 billion reduction from the end of the first quarter of 2016. About two-thirds of the decrease was in Construction Industries. It is not uncommon for the construction order backlog to decline during the second-quarter selling season, and we believe the reduction also reflects increased machine availability through our factories and product distribution centers. In addition, the order backlog for Energy & Transportation and Resource Industries declined. Compared to the second quarter of 2015, the order backlog has declined about $3.0 billion with decreases in all segments.

Q5:	Can you comment on expense related to your 2016 short-term incentive compensation plans?

A:
Short-term incentive compensation expense is directly related to financial and operational performance, measured against targets set annually. Second-quarter 2016 expense was about $85 million. Second-quarter 2015 expense was about $200 million.

For 2016, our outlook includes short-term incentive compensation expense of about $410 million. Full-year 2015 short-term incentive compensation expense was about $585 million.

Q6:	Can you give us an update on how Cat Financial is performing?

A:
Cat Financial's portfolio continues to perform well overall despite ongoing weakness in many key end markets.  The second quarter of 2016 past dues were 2.93 percent, compared with 2.97 percent in the second quarter of 2015, with current past dues remaining lower than historical averages.  Write-offs in the second quarter of 2016 were $33 million, or 0.48 percent of the average retail portfolio, compared with $38 million, or 0.56 percent of the average retail portfolio in second quarter of 2015, and only slightly above historical averages for the second quarter.  We believe customer risk exposure is well managed, with a broad distribution of portfolio exposure across a global customer base.  Cat Financial continues to work closely with its customers to provide financing support for new Caterpillar product purchases and to actively monitor global portfolio health.

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Q7:	Can you comment on your balance sheet and cash priorities?

A:
The ME&T debt-to-capital ratio was 39.0 percent at the end of the second quarter of 2016, compared with 37.7 percent at the end of the first quarter. Our cash and liquidity positions remain strong with an enterprise cash balance of $6.764 billion as of June 30, 2016. ME&T operating cash flow for the second quarter of 2016 was $1.165 billion, compared with $1.638 billion in the second quarter of 2015. The decline was primarily due to lower profit and the absence of a dividend from Cat Financial that was paid in the second quarter of 2015.

Our long-term cash deployment priorities are unchanged, and we remain focused on the continued strength of our balance sheet in order to maintain our credit rating and the dividend.

Q8:	On June 23, 2016, the citizens of the United Kingdom voted to exit the European Union (Brexit). Although it is still early, how do you expect this vote will impact your business?

A:
Although the new U.K. government confirmed its intent to move forward with Brexit, there is little economic data available that reflects activity since the referendum was held. It is possible that in the short term the uncertainty could impact our customers’ purchasing decisions. We have a substantial manufacturing presence in the U.K., and a weaker British pound would be positive for our exports from the U.K. However, it is still too early to draw any definitive conclusions about what impact, if any, the Brexit vote will have on our business and on long-term economic growth in Europe.

Q9:
Can you comment on your Solar Turbines business and how 2016 is progressing as compared with initial estimates? Also, how do you expect continued low oil and gas prices will affect how your customers administer parts and service?

A:
At the beginning of the year, we forecasted Solar’s sales to be down less than 10 percent in 2016. The market fundamentals are playing out like we forecasted, with new equipment sales related to oil down significantly, offset by higher sales into gas compression. The increase in midstream compression for turbines is being driven by pipeline capacity additions and significant infrastructure investment, primarily in North America, due to fuel switching to natural gas for power generation and the build out of new Liquefied Natural Gas (LNG) export facilities. Customer services are also an important part of Solar’s business. Unlike equipment sold into many other industries Caterpillar serves, turbines operating in the field are generally not taken out of production in a market downturn. They are still operating and require parts, overhaul and field service. The backlog for Solar is flat from the end of the first quarter, and slightly up from the beginning of the year. However, customers are continuing to squeeze their maintenance budgets, and we expect them to delay some work into 2017. Based on our latest forecast, we now expect Solar's sales to be down about 10 percent from 2015.

Q10:	Can you provide an update on the readiness of your North American Tier 4 locomotives?

A:
Our North American Tier 4 freight locomotive is on schedule for deliveries in the second half of 2016. In addition, we recently introduced our entry into the passenger rail locomotive business with a Tier 4 offering to a U.S. customer.

Q11:	Did the tax rate related to restructuring costs change?

A:
During the second quarter, we revised how we report the tax impact of restructuring costs. Previously, we used the estimated annual tax rate (25 percent for 2016). We are now using statutory tax rates for the jurisdictions where the costs are deductible to compute the after tax impact of restructuring costs. This change would have lowered per share restructuring costs in our April 2016 outlook from $0.70 to $0.62. This change had no impact on our April profit per share outlook of $3.00 per share; however, it would have lowered our outlook for profit per share excluding restructuring costs by $0.08 ($3.70 per share would have been $3.62 per share). As a result of this change, first-quarter 2016 per share restructuring costs were revised from $0.21 to $0.18. There was no impact to first-quarter 2016 profit per share of $0.46, however profit per share excluding restructuring costs was revised from $0.67 to $0.64.

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GLOSSARY OF TERMS

1.
All Other Segments - Primarily includes activities such as: the business strategy, product management, development, and manufacturing of filters and fluids, undercarriage, tires and rims, ground engaging tools, fluid transfer products, precision seals and rubber, and sealing and connecting components primarily for Cat® products; parts distribution; distribution services responsible for dealer development and administration including a wholly owned dealer in Japan, dealer portfolio management and ensuring the most efficient and effective distribution of machines, engines and parts; digital investments for new customer and dealer solutions that integrate data analytics with state-of-the art digital technologies while transforming the buying experience.

2.	Consolidating Adjustments - Elimination of transactions between Machinery, Energy & Transportation and Financial Products.

3.
Construction Industries - A segment primarily responsible for supporting customers using machinery in infrastructure, forestry and building construction applications. Responsibilities include business strategy, product design, product management and development, manufacturing, marketing and sales and product support. The product portfolio includes backhoe loaders, small wheel loaders, small track-type tractors, skid steer loaders, multi-terrain loaders, mini excavators, compact wheel loaders, telehandlers, select work tools, small, medium and large track excavators, wheel excavators, medium wheel loaders, compact track loaders, medium track-type tractors, track-type loaders, motor graders, pipelayers, forestry and paving products.

4.
Currency - With respect to sales and revenues, currency represents the translation impact on sales resulting from changes in foreign currency exchange rates versus the U.S. dollar. With respect to operating profit, currency represents the net translation impact on sales and operating costs resulting from changes in foreign currency exchange rates versus the U.S. dollar. Currency includes the impact on sales and operating profit for the Machinery, Energy & Transportation lines of business only; currency impacts on Financial Products’ revenues and operating profit are included in the Financial Products’ portions of the respective analyses. With respect to other income/expense, currency represents the effects of forward and option contracts entered into by the company to reduce the risk of fluctuations in exchange rates (hedging) and the net effect of changes in foreign currency exchange rates on our foreign currency assets and liabilities for consolidated results (translation).

5.
Debt-to-Capital Ratio - A key measure of Machinery, Energy & Transportation’s financial strength used by management. The metric is defined as Machinery, Energy & Transportation’s short-term borrowings, long-term debt due within one year and long-term debt due after one year (debt) divided by the sum of Machinery, Energy & Transportation’s debt and stockholders’ equity. Debt also includes Machinery, Energy & Transportation’s long-term borrowings from Financial Products.

6.	EAME - A geographic region including Europe, Africa, the Middle East and the Commonwealth of Independent States (CIS).

7.	Earning Assets - Assets consisting primarily of total finance receivables net of unearned income, plus equipment on operating leases, less accumulated depreciation at Cat Financial.

8.
Energy & Transportation - A segment primarily responsible for supporting customers using reciprocating engines, turbines, diesel-electric locomotives and related parts across industries serving power generation, industrial, oil and gas and transportation applications, including marine and rail-related businesses. Responsibilities include business strategy, product design, product management and development, manufacturing, marketing and sales and product support of turbines and turbine-related services, reciprocating engine powered generator sets, integrated systems used in the electric power generation industry, reciprocating engines and integrated systems and solutions for the marine and oil and gas industries; reciprocating engines supplied to the industrial industry as well as Cat machinery; the remanufacturing of Cat® engines and components and remanufacturing services for other companies; the business strategy, product design, product management and development, manufacturing, remanufacturing, leasing and service of diesel-electric locomotives and components and other rail-related products and services and product support of on-highway vocational trucks for North America.

9.
Financial Products Segment - Provides financing to customers and dealers for the purchase and lease of Cat and other equipment, as well as some financing for Caterpillar sales to dealers. Financing plans include operating and finance leases, installment sale contracts, working capital loans and wholesale financing plans. The segment also provides various forms of insurance to customers and dealers to help support the purchase and lease of our equipment. Financial Products segment profit is determined on a pretax basis and includes other income/expense items.

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10.	Latin America - A geographic region including Central and South American countries and Mexico.

11.
Machinery, Energy & Transportation (ME&T) - Represents the aggregate total of Construction Industries, Resource Industries, Energy & Transportation and All Other Segments and related corporate items and eliminations.

12.
Machinery, Energy & Transportation Other Operating (Income) Expenses - Comprised primarily of gains/losses on disposal of long-lived assets, gains/losses on divestitures and legal settlements and accruals. Restructuring costs classified as other operating expenses on the Results of Operations are presented separately on the Operating Profit Comparison.

13.
Operating Profit Pull Through - A key metric used by management to measure the rate of operating profit change relative to the change in sales and revenues. The metric is defined as the change in operating profit divided by the change in sales and revenues. Excludes restructuring costs and mark-to-market gains or losses resulting from pension and OPEB plan remeasurements.

14.	Pension and other postemployment benefit (OPEB) costs - The company’s defined benefit pension and postretirement benefit plans.

15.
Period Costs - Includes period manufacturing costs, selling, general and administrative (SG&A) and research and development (R&D) expenses excluding the impact of currency. Period manufacturing costs support production but are defined as generally not having a direct relationship to short-term changes in volume. Examples include machinery and equipment repair, depreciation on manufacturing assets, facility support, procurement, factory scheduling, manufacturing planning and operations management. SG&A and R&D costs are not linked to the production of goods or services and include marketing, legal and financial services and the development of new and significant improvements in products or processes.

16.
Price Realization - The impact of net price changes excluding currency and new product introductions. Price realization includes geographic mix of sales, which is the impact of changes in the relative weighting of sales prices between geographic regions.

17.
Resource Industries - A segment primarily responsible for supporting customers using machinery in mining, quarry, waste, and material handling applications. Responsibilities include business strategy, product design, product management and development, manufacturing, marketing and sales and product support. The product portfolio includes large track-type tractors, large mining trucks, hard rock vehicles, longwall miners, electric rope shovels, draglines, hydraulic shovels, track and rotary drills, highwall miners, large wheel loaders, off-highway trucks, articulated trucks, wheel tractor scrapers, wheel dozers, landfill compactors, soil compactors, material handlers, continuous miners, scoops and haulers, hardrock continuous mining systems, select work tools, machinery components and electronics and control systems. In addition to equipment, Resource Industries also develops and sells technology to provide customers fleet management systems, equipment management analytics and autonomous machine capabilities. Resource Industries also manages areas that provide services to other parts of the company, including integrated manufacturing and research and development.

18.
Restructuring Costs - Primarily costs for employee separation costs, long-lived asset impairments and contract terminations. These costs are included in Other Operating (Income) Expenses. Restructuring costs also include other exit-related costs primarily for accelerated depreciation and equipment relocation (primarily included in Cost of goods sold) and sales discounts and payments to dealers and customers related to discontinued products (included in Sales of ME&T).

19.
Sales Volume - With respect to sales and revenues, sales volume represents the impact of changes in the quantities sold for Machinery, Energy & Transportation as well as the incremental revenue impact of new product introductions, including emissions-related product updates. With respect to operating profit, sales volume represents the impact of changes in the quantities sold for Machinery, Energy & Transportation combined with product mix as well as the net operating profit impact of new product introductions, including emissions-related product updates. Product mix represents the net operating profit impact of changes in the relative weighting of Machinery, Energy & Transportation sales with respect to total sales.

20.
Variable Manufacturing Costs - Represents volume-adjusted costs excluding the impact of currency. Variable manufacturing costs are defined as having a direct relationship with the volume of production. This includes material costs, direct labor and other costs that vary directly with production volume such as freight, power to operate machines and supplies that are consumed in the manufacturing process.

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NON-GAAP FINANCIAL MEASURES
The following definition is provided for “non-GAAP financial measures” in connection with Regulation G issued by the Securities and Exchange Commission. The non-GAAP financial measures we use have no standardized meaning prescribed by U.S. GAAP and therefore are unlikely to be comparable to the calculation of similar measures for other companies. Management does not intend these items to be considered in isolation or substituted for the related GAAP measure.
Profit Per Share Excluding Restructuring Costs
We incurred restructuring costs in 2015 and in the first and second quarters of 2016 and expect to incur additional restructuring costs in the second half of 2016. We believe it is important to separately quantify the profit per share impact of restructuring costs in order for our results and outlook to be meaningful to our readers as these costs are incurred in the current year to generate longer-term benefits. Reconciliation of profit per share excluding restructuring costs to the most directly comparable GAAP measure, diluted profit per share, are as follows:

	First Quarter	Second Quarter		2016 Outlook
	2016	2015	2016	Previous [1]	Current [2]
Profit (Loss) per share	$0.46	$1.31	$0.93	$3.00	$2.75
Per share restructuring costs [3]	$0.18	$0.09	$0.16	$0.70	$0.80
Profit per share excluding restructuring costs	$0.64	$1.40	$1.09	$3.70	$3.55

[1] 2016 Sales and Revenues Outlook in a range of $40-42 billion (as of April 22, 2016). Profit per share at midpoint.
[2] 2016 Sales and Revenues Outlook in a range of $40.0-40.5 billion (as of July 26, 2016). Profit per share at midpoint.
1-2 2016 Outlook does not include any impact from mark-to-market gains or losses resulting from pension and OPEB plan remeasurements.
3 At statutory tax rates, except 2016 Previous Outlook, which was at the estimated annual tax rate. At the statutory rate, the 2016 Previous Outlook for per share restructuring costs was $.062.

Machinery, Energy & Transportation
Caterpillar defines Machinery, Energy & Transportation as it is presented in the supplemental data as Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis. Machinery, Energy & Transportation information relates to the design, manufacture and marketing of our products. Financial Products’ information relates to the financing to customers and dealers for the purchase and lease of Caterpillar and other equipment. The nature of these businesses is different, especially with regard to the financial position and cash flow items. Caterpillar management utilizes this presentation internally to highlight these differences. We also believe this presentation will assist readers in understanding our business. Pages 19-27 reconcile Machinery, Energy & Transportation with Financial Products on the equity basis to Caterpillar Inc. consolidated financial information.
Caterpillar's latest financial results and outlook are also available via:
Telephone:
800-228-7717 (Inside the United States and Canada)
858-764-9492 (Outside the United States and Canada)
Internet:
http://www.caterpillar.com/en/investors.html
http://www.caterpillar.com/en/investors/quarterly-results.html (live broadcast/replays of quarterly conference call)

Caterpillar contact: Rachel Potts, 309-675-6892 (Office), 309-573-3444 (Mobile) or Potts_Rachel_A@cat.com

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Caterpillar Inc.
Condensed Consolidated Statement of Results of Operations
(Unaudited)
(Dollars in millions except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Sales and revenues:
Sales of Machinery, Energy & Transportation	$9,645	$11,583	$18,425	$23,544
Revenues of Financial Products	697	734	1,378	1,475
Total sales and revenues	10,342	12,317	19,803	25,019

Operating costs:
Cost of goods sold	7,419	8,674	14,241	17,434
Selling, general and administrative expenses	1,123	1,318	2,211	2,567
Research and development expenses	468	510	976	1,034
Interest expense of Financial Products	148	148	300	298
Other operating (income) expenses	399	334	796	651
Total operating costs	9,557	10,984	18,524	21,984

Operating profit	785	1,333	1,279	3,035

Interest expense excluding Financial Products	130	125	259	254
Other income (expense)	84	(72)	84	122

Consolidated profit before taxes	739	1,136	1,104	2,903

Provision (benefit) for income taxes	184	335	276	856
Profit of consolidated companies	555	801	828	2,047

Equity in profit (loss) of unconsolidated affiliated companies	(2)	2	(3)	4

Profit of consolidated and affiliated companies	553	803	825	2,051

Less: Profit (loss) attributable to noncontrolling interests	3	1	4	4

Profit [1]	$550	$802	$821	$2,047

Profit per common share	$0.94	$1.33	$1.41	$3.39
Profit per common share — diluted [2]	$0.93	$1.31	$1.40	$3.34

Weighted-average common shares outstanding (millions)
– Basic	584.1	603.2	583.4	604.1
– Diluted [2]	588.6	610.7	588.2	611.8

Cash dividends declared per common share	$1.54	$1.47	$1.54	$1.47

[1]	Profit attributable to common stockholders.
[2]	Diluted by assumed exercise of stock-based compensation awards using the treasury stock method.

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Caterpillar Inc.
Condensed Consolidated Statement of Financial Position
(Unaudited)
(Millions of dollars)

	June 30, 2016	December 31, 2015
Assets
Current assets:
Cash and short-term investments	$6,764	$6,460
Receivables – trade and other	6,326	6,695
Receivables – finance	9,201	8,991
Prepaid expenses and other current assets	1,857	1,662
Inventories	9,458	9,700
Total current assets	33,606	33,508
Property, plant and equipment – net	15,916	16,090
Long-term receivables – trade and other	1,180	1,170
Long-term receivables – finance	13,689	13,651
Noncurrent deferred and refundable income taxes	2,536	2,489
Intangible assets	2,652	2,821
Goodwill	6,677	6,615
Other assets	2,044	1,998
Total assets	$78,300	$78,342

Liabilities
Current liabilities:
Short-term borrowings:
Machinery, Energy & Transportation	$263	$9
Financial Products	7,220	6,958
Accounts payable	5,104	5,023
Accrued expenses	3,127	3,116
Accrued wages, salaries and employee benefits	1,265	1,994
Customer advances	1,259	1,146
Dividends Payable	450	448
Other current liabilities	1,635	1,671
Long-term debt due within one year:
Machinery, Energy & Transportation	1,055	517
Financial Products	5,805	5,360
Total current liabilities	27,183	26,242
Long-term debt due after one year:
Machinery, Energy & Transportation	8,434	8,960
Financial Products	15,546	16,209
Liability for postemployment benefits	8,533	8,843
Other liabilities	3,301	3,203
Total liabilities	62,997	63,457

Stockholders’ equity
Common stock	5,277	5,238
Treasury stock	(17,579)	(17,640)
Profit employed in the business	29,167	29,246
Accumulated other comprehensive income (loss)	(1,633)	(2,035)
Noncontrolling interests	71	76
Total stockholders’ equity	15,303	14,885
Total liabilities and stockholders’ equity	$78,300	$78,342

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Caterpillar Inc.
Condensed Consolidated Statement of Cash Flow
(Unaudited)
(Millions of dollars)

	Six Months Ended June 30,
	2016	2015
Cash flow from operating activities:
Profit of consolidated and affiliated companies	$825	$2,051
Adjustments for non-cash items:
Depreciation and amortization	1,494	1,514
Other	368	142
Changes in assets and liabilities, net of acquisitions and divestitures:
Receivables – trade and other	573	383
Inventories	305	332
Accounts payable	208	(326)
Accrued expenses	1	(71)
Accrued wages, salaries and employee benefits	(743)	(801)
Customer advances	93	98
Other assets – net	(127)	215
Other liabilities – net	(197)	(179)
Net cash provided by (used for) operating activities	2,800	3,358
Cash flow from investing activities:
Capital expenditures – excluding equipment leased to others	(580)	(656)
Expenditures for equipment leased to others	(1,025)	(815)
Proceeds from disposals of leased assets and property, plant and equipment	383	367
Additions to finance receivables	(4,643)	(4,577)
Collections of finance receivables	4,466	4,477
Proceeds from sale of finance receivables	42	74
Investments and acquisitions (net of cash acquired)	(38)	(63)
Proceeds from sale of businesses and investments (net of cash sold)	—	168
Proceeds from sale of securities	195	128
Investments in securities	(243)	(119)
Other – net	(14)	(75)
Net cash provided by (used for) investing activities	(1,457)	(1,091)
Cash flow from financing activities:
Dividends paid	(898)	(846)
Distribution to noncontrolling interests	—	(7)
Common stock issued, including treasury shares reissued	(47)	33
Treasury shares purchased	—	(525)
Excess tax benefit from stock-based compensation	4	18
Proceeds from debt issued (original maturities greater than three months)	2,841	3,691
Payments on debt (original maturities greater than three months)	(3,331)	(6,089)
Short-term borrowings – net (original maturities three months or less)	391	1,972
Net cash provided by (used for) financing activities	(1,040)	(1,753)
Effect of exchange rate changes on cash	1	(34)
Increase (decrease) in cash and short-term investments	304	480
Cash and short-term investments at beginning of period	6,460	7,341
Cash and short-term investments at end of period	$6,764	$7,821

All short-term investments, which consist primarily of highly liquid investments with original maturities of three months or less, are considered to be cash equivalents.

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Caterpillar Inc.
Supplemental Data for Results of Operations
For the Three Months Ended June 30, 2016
(Unaudited)
(Millions of dollars)

		Supplemental Consolidating Data
	Consolidated	Machinery, Energy & Transportation [1]	Financial Products	Consolidating Adjustments
Sales and revenues:
Sales of Machinery, Energy & Transportation	$9,645	$9,645	$—	$—
Revenues of Financial Products	697	—	778	(81)	[2]
Total sales and revenues	10,342	9,645	778	(81)

Operating costs:
Cost of goods sold	7,419	7,419	—	—
Selling, general and administrative expenses	1,123	981	147	(5)	[3]
Research and development expenses	468	468	—	—
Interest expense of Financial Products	148	—	152	(4)	[4]
Other operating (income) expenses	399	99	308	(8)	[3]
Total operating costs	9,557	8,967	607	(17)

Operating profit	785	678	171	(64)

Interest expense excluding Financial Products	130	143	—	(13)	[4]
Other income (expense)	84	5	28	51	[5]

Consolidated profit before taxes	739	540	199	—

Provision (benefit) for income taxes	184	122	62	—
Profit of consolidated companies	555	418	137	—

Equity in profit (loss) of unconsolidated affiliated companies	(2)	(2)	—	—
Equity in profit of Financial Products’ subsidiaries	—	135	—	(135)	[6]

Profit of consolidated and affiliated companies	553	551	137	(135)

Less: Profit (loss) attributable to noncontrolling interests	3	1	2	—

Profit [7]	$550	$550	$135	$(135)

[1]	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2]	Elimination of Financial Products’ revenues earned from Machinery, Energy & Transportation.
[3]	Elimination of net expenses recorded by Machinery, Energy & Transportation paid to Financial Products.
[4]	Elimination of interest expense recorded between Financial Products and Machinery, Energy & Transportation.
[5]
Elimination of discount recorded by Machinery, Energy & Transportation on receivables sold to Financial Products and of interest earned between Machinery, Energy & Transportation and Financial Products.

[6]	Elimination of Financial Products’ profit due to equity method of accounting.
[7]	Profit attributable to common stockholders.

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Caterpillar Inc.
Supplemental Data for Results of Operations
For the Three Months Ended June 30, 2015
(Unaudited)
(Millions of dollars)

		Supplemental Consolidating Data
	Consolidated	Machinery, Energy & Transportation [1]	Financial Products	Consolidating Adjustments
Sales and revenues:
Sales of Machinery, Energy & Transportation	$11,583	$11,583	$—	$—
Revenues of Financial Products	734	—	805	(71)	[2]
Total sales and revenues	12,317	11,583	805	(71)

Operating costs:
Cost of goods sold	8,674	8,675	—	(1)	[3]
Selling, general and administrative expenses	1,318	1,140	172	6	[3]
Research and development expenses	510	510	—	—
Interest expense of Financial Products	148	—	150	(2)	[4]
Other operating (income) expenses	334	41	300	(7)	[3]
Total operating costs	10,984	10,366	622	(4)

Operating profit	1,333	1,217	183	(67)

Interest expense excluding Financial Products	125	136	—	(11)	[4]
Other income (expense)	(72)	(130)	2	56	[5]

Consolidated profit before taxes	1,136	951	185	—

Provision (benefit) for income taxes	335	276	59	—
Profit of consolidated companies	801	675	126	—

Equity in profit (loss) of unconsolidated affiliated companies	2	2	—	—
Equity in profit of Financial Products’ subsidiaries	—	126	—	(126)	[6]

Profit of consolidated and affiliated companies	803	803	126	(126)

Less: Profit (loss) attributable to noncontrolling interests	1	1	—	—

Profit [7]	$802	$802	$126	$(126)

[1]	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2]	Elimination of Financial Products’ revenues earned from Machinery, Energy & Transportation.
[3]	Elimination of net expenses recorded by Machinery, Energy & Transportation paid to Financial Products.
[4]	Elimination of interest expense recorded between Financial Products and Machinery, Energy & Transportation.
[5]
Elimination of discount recorded by Machinery, Energy & Transportation on receivables sold to Financial Products and of interest earned between Machinery, Energy & Transportation and Financial Products.

[6]	Elimination of Financial Products’ profit due to equity method of accounting.
[7]	Profit attributable to common stockholders.

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Caterpillar Inc.
Supplemental Data for Results of Operations
For the Six Months Ended June 30, 2016
(Unaudited)
(Millions of dollars)

		Supplemental Consolidating Data
	Consolidated	Machinery, Energy & Transportation [1]	Financial Products	Consolidating Adjustments
Sales and revenues:
Sales of Machinery, Energy & Transportation	$18,425	$18,425	$—	$—
Revenues of Financial Products	1,378	—	1,537	(159)	[2]
Total sales and revenues	19,803	18,425	1,537	(159)

Operating costs:
Cost of goods sold	14,241	14,241	—	—
Selling, general and administrative expenses	2,211	1,936	286	(11)	[3]
Research and development expenses	976	976	—	—
Interest expense of Financial Products	300	—	307	(7)	[4]
Other operating (income) expenses	796	204	606	(14)	[3]
Total operating costs	18,524	17,357	1,199	(32)

Operating profit	1,279	1,068	338	(127)

Interest expense excluding Financial Products	259	283	—	(24)	[4]
Other income (expense)	84	(47)	28	103	[5]

Consolidated profit before taxes	1,104	738	366	—

Provision (benefit) for income taxes	276	162	114	—
Profit of consolidated companies	828	576	252	—

Equity in profit (loss) of unconsolidated affiliated companies	(3)	(3)	—	—
Equity in profit of Financial Products’ subsidiaries	—	249	—	(249)	[6]

Profit of consolidated and affiliated companies	825	822	252	(249)

Less: Profit (loss) attributable to noncontrolling interests	4	1	3	—

Profit [7]	$821	$821	$249	$(249)

[1]	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2]	Elimination of Financial Products’ revenues earned from Machinery, Energy & Transportation.
[3]	Elimination of net expenses recorded by Machinery, Energy & Transportation paid to Financial Products.
[4]	Elimination of interest expense recorded between Financial Products and Machinery, Energy & Transportation.
[5]
Elimination of discount recorded by Machinery, Energy & Transportation on receivables sold to Financial Products and of interest earned between Machinery, Energy & Transportation and Financial Products.

[6]	Elimination of Financial Products’ profit due to equity method of accounting.
[7]	Profit attributable to common stockholders.

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Caterpillar Inc.
Supplemental Data for Results of Operations
For the Six Months Ended June 30, 2015
(Unaudited)
(Millions of dollars)

		Supplemental Consolidating Data
	Consolidated	Machinery, Energy & Transportation [1]	Financial Products	Consolidating Adjustments
Sales and revenues:
Sales of Machinery, Energy & Transportation	$23,544	$23,544	$—	$—
Revenues of Financial Products	1,475	—	1,618	(143)	[2]
Total sales and revenues	25,019	23,544	1,618	(143)

Operating costs:
Cost of goods sold	17,434	17,435	—	(1)	[3]
Selling, general and administrative expenses	2,567	2,254	305	8	[3]
Research and development expenses	1,034	1,034	—	—
Interest expense of Financial Products	298	—	301	(3)	[4]
Other operating (income) expenses	651	65	599	(13)	[3]
Total operating costs	21,984	20,788	1,205	(9)

Operating profit	3,035	2,756	413	(134)

Interest expense excluding Financial Products	254	275	—	(21)	[4]
Other income (expense)	122	8	1	113	[5]

Consolidated profit before taxes	2,903	2,489	414	—

Provision (benefit) for income taxes	856	729	127	—
Profit of consolidated companies	2,047	1,760	287	—

Equity in profit (loss) of unconsolidated affiliated companies	4	4	—	—
Equity in profit of Financial Products’ subsidiaries	—	285	—	(285)	[6]

Profit of consolidated and affiliated companies	2,051	2,049	287	(285)

Less: Profit (loss) attributable to noncontrolling interests	4	2	2	—

Profit [7]	$2,047	$2,047	$285	$(285)

[1]	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2]	Elimination of Financial Products’ revenues earned from Machinery, Energy & Transportation.
[3]	Elimination of net expenses recorded by Machinery, Energy & Transportation paid to Financial Products.
[4]	Elimination of interest expense recorded between Financial Products and Machinery, Energy & Transportation.
[5]
Elimination of discount recorded by Machinery, Energy & Transportation on receivables sold to Financial Products and of interest earned between Machinery, Energy & Transportation and Financial Products.

[6]	Elimination of Financial Products’ profit due to equity method of accounting.
[7]	Profit attributable to common stockholders.

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Caterpillar Inc.
Supplemental Data for Cash Flow
For the Six Months Ended June 30, 2016
(Unaudited)
(Millions of dollars)

		Supplemental Consolidating Data
	Consolidated	Machinery, Energy & Transportation [1]	Financial Products	Consolidating Adjustments
Cash flow from operating activities:
Profit of consolidated and affiliated companies	$825	$822	$252	$(249)	[2]
Adjustments for non-cash items:
Depreciation and amortization	1,494	1,056	438	—
Undistributed profit of Financial Products	—	(242)	—	242	[3]
Other	368	257	9	102	[4]
Changes in assets and liabilities, net of acquisitions and divestitures:
Receivables - trade and other	573	45	19	509	[4,5]
Inventories	305	309	—	(4)	[4]
Accounts payable	208	284	(16)	(60)	[4]
Accrued expenses	1	8	(7)	—
Accrued wages, salaries and employee benefits	(743)	(726)	(17)	—
Customer advances	93	93	—	—
Other assets – net	(127)	(187)	82	(22)	[4]
Other liabilities – net	(197)	(336)	117	22	[4]
Net cash provided by (used for) operating activities	2,800	1,383	877	540
Cash flow from investing activities:
Capital expenditures - excluding equipment leased to others	(580)	(577)	(3)	—
Expenditures for equipment leased to others	(1,025)	(41)	(1,001)	17	[4]
Proceeds from disposals of leased assets and property, plant and equipment	383	49	344	(10)	[4]
Additions to finance receivables	(4,643)	—	(6,026)	1,383	[5]
Collections of finance receivables	4,466	—	6,007	(1,541)	[5]
Net intercompany purchased receivables	—	—	396	(396)	[5]
Proceeds from sale of finance receivables	42	—	42	—
Net intercompany borrowings	—	(832)	(1,000)	1,832	[6]
Investments and acquisitions (net of cash acquired)	(38)	(38)	—	—
Proceeds from sale of securities	195	17	178	—
Investments in securities	(243)	(15)	(228)	—
Other – net	(14)	(1)	(20)	7	[8]
Net cash provided by (used for) investing activities	(1,457)	(1,438)	(1,311)	1,292
Cash flow from financing activities:
Dividends paid	(898)	(898)	(7)	7	[7]
Common stock issued, including treasury shares reissued	(47)	(47)	7	(7)	[8]
Excess tax benefit from stock-based compensation	4	4	—	—
Net intercompany borrowings	—	1,000	832	(1,832)	[6]
Proceeds from debt issued (original maturities greater than three months)	2,841	1	2,840	—
Payments on debt (original maturities greater than three months)	(3,331)	(7)	(3,324)	—
Short-term borrowings – net (original maturities three months or less)	391	255	136	—
Net cash provided by (used for) financing activities	(1,040)	308	484	(1,832)
Effect of exchange rate changes on cash	1	(14)	15	—
Increase (decrease) in cash and short-term investments	304	239	65	—
Cash and short-term investments at beginning of period	6,460	5,340	1,120	—
Cash and short-term investments at end of period	$6,764	$5,579	$1,185	$—

[1]	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2]	Elimination of Financial Products’ profit after tax due to equity method of accounting.
[3]	Elimination of non-cash adjustment for the undistributed earnings from Financial Products.
[4]	Elimination of non-cash adjustments and changes in assets and liabilities related to consolidated reporting.
[5]	Reclassification of Financial Products’ cash flow activity from investing to operating for receivables that arose from the sale of inventory.
[6]	Elimination of net proceeds and payments to/from Machinery, Energy & Transportation and Financial Products.
[7]	Elimination of dividend from Financial Products to Machinery, Energy & Transportation.
[8]	Elimination of change in investment and common stock related to Financial Products.

(more)

Caterpillar Inc.
Supplemental Data for Cash Flow
For the Six Months Ended June 30, 2015
(Unaudited)
(Millions of dollars)

		Supplemental Consolidating Data
	Consolidated	Machinery, Energy & Transportation [1]	Financial Products	Consolidating Adjustments
Cash flow from operating activities:
Profit of consolidated and affiliated companies	$2,051	$2,049	$287	$(285)	[2]
Adjustments for non-cash items:
Depreciation and amortization	1,514	1,070	444	—
Undistributed profit of Financial Products	—	(35)	—	35	[3]
Other	142	92	(65)	115	[4]
Changes in assets and liabilities, net of acquisitions and divestitures:
Receivables - trade and other	383	377	(53)	59	[4,5]
Inventories	332	337	—	(5)	[4]
Accounts payable	(326)	(362)	24	12	[4]
Accrued expenses	(71)	(75)	4	—
Accrued wages, salaries and employee benefits	(801)	(788)	(13)	—
Customer advances	98	98	—	—
Other assets – net	215	136	48	31	[4]
Other liabilities – net	(179)	(219)	71	(31)	[4]
Net cash provided by (used for) operating activities	3,358	2,680	747	(69)
Cash flow from investing activities:
Capital expenditures - excluding equipment leased to others	(656)	(651)	(5)	—
Expenditures for equipment leased to others	(815)	(108)	(726)	19	[4]
Proceeds from disposals of leased assets and property, plant and equipment	367	33	338	(4)	[4]
Additions to finance receivables	(4,577)	—	(6,171)	1,594	[5,8]
Collections of finance receivables	4,477	—	5,965	(1,488)	[5]
Net intercompany purchased receivables	—	—	295	(295)	[5]
Proceeds from sale of finance receivables	74	—	74	—
Net intercompany borrowings	—	(35)	1	34	[6]
Investments and acquisitions (net of cash acquired)	(63)	(63)	—	—
Proceeds from sale of businesses and investments (net of cash sold)	168	175	—	(7)	[8]
Proceeds from sale of securities	128	6	122	—
Investments in securities	(119)	(9)	(110)	—
Other – net	(75)	(29)	(46)	—
Net cash provided by (used for) investing activities	(1,091)	(681)	(263)	(147)
Cash flow from financing activities:
Dividends paid	(846)	(846)	(250)	250	[7]
Distribution to noncontrolling interests	(7)	(7)	—	—
Common stock issued, including treasury shares reissued	33	33	—	—
Treasury shares purchased	(525)	(525)	—	—
Excess tax benefit from stock-based compensation	18	18	—	—
Net intercompany borrowings	—	(1)	35	(34)	[6]
Proceeds from debt issued (original maturities greater than three months)	3,691	3	3,688	—
Payments on debt (original maturities greater than three months)	(6,089)	(509)	(5,580)	—
Short-term borrowings – net (original maturities three months or less)	1,972	6	1,966	—
Net cash provided by (used for) financing activities	(1,753)	(1,828)	(141)	216
Effect of exchange rate changes on cash	(34)	(22)	(12)	—
Increase (decrease) in cash and short-term investments	480	149	331	—
Cash and short-term investments at beginning of period	7,341	6,317	1,024	—
Cash and short-term investments at end of period	$7,821	$6,466	$1,355	$—

[1]	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2]	Elimination of Financial Products’ profit after tax due to equity method of accounting.
[3]	Elimination of non-cash adjustment for the undistributed earnings from Financial Products.
[4]	Elimination of non-cash adjustments and changes in assets and liabilities related to consolidated reporting.
[5]	Reclassification of Financial Products’ cash flow activity from investing to operating for receivables that arose from the sale of inventory.
[6]	Elimination of net proceeds and payments to/from Machinery, Energy & Transportation and Financial Products.
[7]	Elimination of dividend from Financial Products to Machinery, Energy & Transportation.
[8]	Elimination of proceeds received from Financial Products related to Machinery, Energy & Transportation’s sale of businesses and investments.